UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement.

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☐	Definitive Proxy Statement.

☒	Definitive Additional Materials.

☐	Soliciting Material Pursuant to §240.14a-12.

TOWN SPORTS INTERNATIONAL HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TOWN SPORTS INTERNATIONAL HOLDINGS, INC.

5 Penn Plaza (4th Floor)

New York, New York 10001

SUPPLEMENT TO PROXY STATEMENT

For

THE 2015 ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 11, 2015

On April 27, 2015, Town Sports International Holdings, Inc. (the “Company”) filed with the Securities and Exchange Commission a definitive proxy statement (the “Proxy Statement”) for the Company’s 2015 Annual Meeting of Stockholders (the “Annual Meeting”) scheduled to be held on June 11, 2015 at 10:00 a.m. at Crowne Plaza Times Square, 1605 Broadway, New York, New York 10019. The Proxy Statement contains, among other things, proposals to elect directors to the Company’s Board of Directors (the “Board”). This proxy statement supplement, dated April 29, 2015, supplements the Proxy Statement (the “Supplement”).

The primary purpose of this Supplement is to provide subsequent information relating to a recent change relating to the Chairman of the Board of the Company. Except as described in this Supplement, the information provided in the Proxy Statement continues to apply and should be considered in voting your shares. To the extent that information in this Supplement differs from or updates information contained in the Proxy Statement, the information in this Supplement is more current.

Appointment of New Chairman of the Board

On April 28, 2015, the Board appointed Patrick Walsh, a current member of the Board, as Chairman of the Board. Mr. Walsh succeeds Robert J. Giardina as Chairman of the Board and Mr. Giardina remains a non-employee director of the Board and continues to be a nominee for re-election to the Board at the Annual Meeting, as described in the Proxy Statement.

Voting Matters

If you have already returned your proxy or provided voting instructions, you do not need to take any action unless you wish to change your vote. Proxies already returned by stockholders (via internet or mail) will remain valid and will be voted at the Annual Meeting unless revoked. If you have not yet returned your proxy card or submitted your voting instructions, please complete the card or submit instructions. Important information regarding how to vote your shares is available in the Proxy Statement.

Sincerely,

Daniel Gallagher
Chief Executive Officer and President

Date: April 29, 2015